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Safeway Inc.

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Contact: Brian Dowling (925) 467-3787

March 25, 2004

Safeway Press Statement Regarding Pension Fund Campaign

In response to the announcement of a pension fund campaign directed at members of the company’s board of directors, Safeway today issued the following statement. It may be attributed to Brian Dowling, vice president of Safeway Inc.

“Let’s be clear on what this is. This is an attempt — at the behest of union leadership — to pressure a company that has taken decisive action in labor issues and moved to restructure its labor costs. Union leadership has threatened to attack Safeway CEO, Steve Burd, and individual members of Safeway’s board as a pressure tactic to get better results during labor negotiations, and these union backed pension funds are carrying through on that threat.

The fact that the attack is shrouded in the language of corporate governance issues may help garner press coverage, but it can’t create legitimacy where there is none. When questioned by reporters, representatives of the effort claimed Safeway should declassify its board. We announced more than two months ago that we were doing exactly that. They suggested that the company should invest in its store system. Safeway spent nearly $1 billion dollars on new store and remodel construction in 2003 and plans to spend more than $1.2 billion to $1.4 billion in 2004 on capital projects. They challenged two Safeway board members independence asserting conflicts of interest. In fact, they fully meet our director independence guidelines. Safeway has been and continues to be committed to the highest corporate governance standards. We have enacted director independence guidelines more restrictive than the NYSE/SEC rules, and have properly applied them to our board members.”

Safeway has produced excellent results for shareholders including an eight-fold increase in the share price since Steve Burd joined the company as CEO. The company has acted decisively in times of challenge, aggressively reinvests in its stores, and has a sound vision for the future which is fully supported by Safeway’s Board of Directors.”

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